NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS SECOND QUARTER 2016 RESULTS

DALLAS, TEXAS – August 5, 2016 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $.9 million, or $.02 per share, in the second quarter of 2016 compared to a net loss attributable to NL stockholders of $29.2 million, or $.60 per share, in the second quarter of 2015.  For the first six months of 2016, NL reported a net loss attributable to NL stockholders of $1.6 million, or $.03 per share, compared to a net loss attributable to NL stockholders of $19.2 million, or $.39 per share in the first six months of 2015.

Net sales decreased $1.8 million in the second quarter of 2016 and $2.6 million in the first six months of 2016 compared to the respective periods in 2015, and income from operations attributable to CompX decreased to $3.7 million in the second quarter of 2016 from $4.3 million in the second quarter of 2015 and to $7.1 million in the first six months of 2016 compared to $8.0 million in the first six months of 2015.  Second quarter and year-to-date 2016 net sales and income from operations attributable to CompX decreased over the comparable 2015 periods primarily due to CompX's Security Products business sales for a government security end-user program that, as expected, did not recur in 2016.  The decreases in income from operations attributable to CompX for both comparative periods were also impacted by decreased leverage of fixed costs as a result of decreased production volumes partially offset by higher variable margins related to changes in customer and product mix, primarily in CompX's Security Products business line.

 Kronos' net sales of $356.1 million in the second quarter of 2016 were $4.1 million, or 1%, lower than in the second quarter of 2015.  Kronos' sales of $674.5 million in the first six months of 2016 were $50.8 million, or 7%, lower than in the first six months of 2015.  Net sales decreased in 2016 primarily due to lower average TiO2 selling prices, partially offset by higher sales volumes.  Kronos' average TiO2 selling prices were 7% lower in the second quarter of 2016 as compared to the second quarter of 2015, and were 11% lower in the first six months of the year as compared to the same prior year period.  Kronos' average selling prices at the end of the second quarter of 2016 were 4% higher than at the end of the first quarter of 2016, and 2% higher than at the end of 2015, with higher prices in most major markets except Latin America.  TiO2 sales volumes in the second quarter and first six months of 2016 were 7% and 6% higher, respectively, than in the same periods of 2015 due to higher sales in European, North American and export markets in 2016, partially offset by lower sales in Latin America.  Kronos' sales volumes in the second quarter and first six months of 2016 set an overall new record for a second quarter and first-six-month period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, increasing net sales by approximately $5 million in the second quarter and decreasing net sales by approximately $6 million in the first six months of 2016.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

Kronos' income from operations in the second quarter of 2016 was $10.5 million compared to a loss from operations of $10.4 million in the second quarter of 2015. For the year-to-date period, Kronos' income from operations was $10.2 million as compared to $21.8 million in the first six months of 2015.  Kronos' income from operations in the 2015 periods includes an aggregate second quarter workforce reduction charge of $21.1 million (NL's equity interest was $3.6 million, or $.07 per share, net of income tax benefit).  Excluding the impact of the 2015 workforce reduction charge, Kronos' income from operations decreased in 2016 primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015), higher sales volumes and lower production volumes.  Kronos' TiO2 production volumes were 7% lower in the second quarter, and 1% lower in the first six months of 2016 as compared to the same periods of 2015.  Kronos operated its production facilities at overall average capacity utilization rates of 96% in the first six months of 2016 (approximately 97% and 95% of practical capacity in the first and second quarters, respectively) compared to approximately 97% in the first six months of 2015 (93% and 100% in the first and second quarters of 2015, respectively).  Kronos' production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with its permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected Kronos' income from operations comparisons, which increased Kronos' income from operations by approximately $4 million in the second quarter and by approximately $11 million in the year-to-date period.

Kronos' other operating income, net in the first six months of 2016 includes an insurance settlement gain of $3.4 million (NL's equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a 2014 business interruption claim, of which $1.4 million was recognized by Kronos in the second quarter.

Kronos' income tax expense in the second quarter of 2015 includes a non-cash deferred income tax expense of $150.3 million (NL's equity interest was $29.7 million, or $.61 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operations.  Kronos' income tax expense in the second quarter of 2016 includes a non-cash deferred income tax expense of $2.9 million (NL's equity interest was $.6 million, or $.01 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operations.

NL's insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries were $3.4 million (or $.04 per share, net of income taxes) in the first six months of 2015 compared to a nominal amount in the first six months of 2016. Substantially all of the insurance recoveries we recognized in 2015 relate to a first quarter settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses decreased $2.4 million in the second quarter of 2016 as compared to the second quarter of 2015 due primarily to lower environmental remediation and related costs, and decreased $.5 million in the first six months of 2016 as compared to 2015 primarily due to lower litigation fees and related costs.

As previously reported, our income tax benefit in the first six months of 2015 includes a non-cash income tax benefit of $3.0 million (or $.06 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

	Future supply and demand for our products
	The extent of the dependence of certain of our businesses on certain market sectors
	The cyclicality of our businesses (such as Kronos' TiO2 operations)
	Customer and producer inventory levels
	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)

Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

	Changes in the availability of raw material (such as ore)

General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

	Competitive products and substitute products
	Price and product competition from low-cost manufacturing sources (such as China)
	Customer and competitor strategies
	Potential consolidation of Kronos' competitors
	Potential consolidation of Kronos' customers
	The impact of pricing and production decisions
	Competitive technology positions
	Potential difficulties in integrating future acquisitions
	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
	The introduction of trade barriers
	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
	The impact of current or future government regulations (including employee healthcare benefit related regulations)

Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
	Decisions to sell operating assets other than in the ordinary course of business
	Kronos' ability to renew or refinance credit facilities
	Our ability to maintain sufficient liquidity
	The timing and amounts of insurance recoveries
	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
	Uncertainties associated with CompX's development of new product features

Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria


Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)


Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemical (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2015	2016	2015	2016

Net sales	$28.9	$27.1	$56.8	$54.2
Cost of sales	19.8	18.6	39.1	37.5

Gross margin	9.1	8.5	17.7	16.7

Selling, general and administrative expense	4.8	4.8	9.7	9.6
Other operating income (expense):
Insurance recoveries	.3	.2	3.4	.3
Corporate expense	(5.7)	(3.3)	(9.5)	(9.0)

Income (loss) from operations	(1.1)	.6	1.9	(1.6)

Equity in earnings (losses) of Kronos Worldwide, Inc.	(48.6)	.5	(43.0)	(.7)

General corporate item -
Interest and dividend income	.3	.4	.6	.8

Income (loss) before income taxes	(49.4)	1.5	(40.5)	(1.5)

Income tax expense (benefit)	(20.6)	.3	(22.0)	(.5)

Net income (loss)	(28.8)	1.2	(18.5)	(1.0)

Noncontrolling interest in net income of subsidiary	.4	.3	.7	.6

Net income (loss) attributable to NL stockholders	$(29.2)	$.9	$(19.2)	$(1.6)

Net income (loss) per share attributable to NL stockholders	$(.60)	$.02	$(.39)	$(.03)

Weighted average shares used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Six months
	ended June 30,		ended June 30,
	2015	2016	2015	2016

CompX - component products	$4.3	$3.7	$8.0	$7.1
Insurance recoveries	.3	.2	3.4	.3
Corporate expense	(5.7)	(3.3)	(9.5)	(9.0)

Income (loss) from operations	$(1.1)	$.6	$1.9	$(1.6)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months	Six months
	ended June 30,	ended June 30,
	2016 vs. 2015	2016 vs. 2015

Percentage change in sales:
TiO2 product pricing	(7)%	(11)%
TiO2 sales volume	7	6
TiO2 product mix/other	(2)	(1)
Changes in currency exchange rates	1	(1)

Total	(1)%	(7)%